UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

Current Report

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of report (Date of earliest event reported): January 27, 2016

National Holdings Corporation

(Exact Name of Registrant as Specified in Its Charter)

Delaware	001-12629	36-4128138
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

410 Park Avenue, 14th Floor, New York, NY	10022
(Address of Principal Executive Offices)	(Zip Code)

(212) 417-8000
(Registrant’s Telephone Number, Including Area Code)

Not Applicable
(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communication pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communication pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01	Other Event

On December 27, 2015, the exclusivity agreement with B. Riley Financial, Inc. (“Riley”) under its letter of intent expired pursuant to its terms.  After the end of the exclusivity period, the Company commenced, and is continuing to hold discussions with, CB Pharma Acquisition Corp. (“CB”) with respect to its previously reported non-binding proposal to acquire all of the outstanding shares of common stock of the Company.  On January 25, 2016, Riley notified the Company that it was withdrawing its previously reported acquisition offer and is terminating its discussions with the Company due, in part, to the Company’s decision not to grant an additional exclusive time period during which definitive agreements could be negotiated.  However, Riley stated it may in the future explore a potential acquisition of the Company and engage in discussions with the Board and Management of the Company regarding such a transaction. The Company did not think it was in the best interests of the Company and its Shareholders to extend the exclusivity period with Riley in order that discussions with CB and other potential interested parties with respect to strategic opportunities could be held without any further restrictions.

On January 27, 2016, the Company issued a press release in connection with the foregoing. A copy of the press release is filed as Exhibit 99.1 to this Current Report on Form 8-K and is incorporated herein by reference.

Item 9.01	Financial Statements and Exhibits.

(d)	Exhibits:

99.1	Press release issued by National Holdings Corporation on January 27, 2016.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

National Holdings Corporation
(Registrant)

Date: January 27, 2016	By:	/s/	Robert B. Fagenson
Robert B. Fagenson
Chief Executive Officer

EXHIBIT INDEX

Exhibit No.	Description

99.1	Press release issued by National Holdings Corporation on January 27, 2016.